EXHIBIT 99.1

First Cash Reports 36% Increase in Third Quarter Earnings Per Share; Raising Full Year Guidance by $0.11 to $1.70 - $1.72

ARLINGTON, Texas, Oct. 20, 2010 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended September 30, 2010. The Company reported third quarter earnings per share from continuing operations of $0.45, a 36% increase over the prior year. The Company is increasing fiscal 2010 earnings guidance to a range of $1.70 to $1.72 per share from continuing operations, which is an $0.11 increase in the mid-point of the guidance range as compared to the previous forecast.

Earnings Highlights

  Diluted earnings per share from continuing operations for the third quarter of 2010 were $0.45, an increase of 36%, compared to $0.33 in the third quarter of 2009.
  Net income from continuing operations increased by 39% to $14.0 million, compared to $10.1 million in the prior-year third quarter.
  Year-to-date earnings per share from continuing operations for the nine months ended September 30, 2010 were $1.16, an increase of 25% over the prior year. Net income from continuing operations for the nine-month period increased 27% to $35.7 million.
  Total diluted earnings per share, including income from discontinued operations, were $0.46 for the third quarter of 2010 and $1.23 year-to-date. Earnings per share from discontinued operations were $0.01 for the third quarter and $0.07 year-to-date.

Revenue Highlights

  Consolidated third quarter revenue increased by 18% over last year, totaling $108 million. Year-to-date revenue was $302 million, a 19% increase over the prior year.
  On a product-line basis, third quarter revenue from service fees on pawn loans increased 21%, which reflected ongoing consumer demand for micro-credit products in both the United States and Mexico. Overall pawn merchandise sales increased by 18% for the quarter, driven by especially strong retail sales in Mexico (up 37%) and jewelry scrap sales in the United States (up 21%).
  On a geographic basis, revenue continues to be diversified, with 50% of third quarter revenue being generated in Mexico and 50% from U.S. operations. In Mexico, third quarter revenue increased by 23%, reflecting contributions from both new stores and a large base of maturing stores. U.S. pawn revenue increased by 12% in the third quarter, the result of continuing strong same-store revenue growth and the addition of seven large format pawn stores over the past twelve months.
  Same-store revenue increased by 11% for both the third quarter and year-to-date periods. By region, same-store revenue increased in the current quarter by 12% in Mexico and 10% in the United States.
  Total short-term loan and credit services revenue increased by 16% in the third quarter; even with the increase, year-to-date revenue from the Company's remaining short-term loan and credit services operations in the United States represented less than 13% of total revenue.

Key Profitability Metrics

  The Company's net operating margin (pre-tax income) was 20% for the third quarter of 2010, compared to 17% in 2009, which reflected strong same-store revenue growth, expanding sales margins and further leveraging of fixed expenses. The store-level operating profit margins, which reflected the same positive trends, were 30% for the third quarter of 2010, compared to 28% in the prior year.
  Gross margins on retail pawn merchandise sales improved to 44% for the quarter, compared to prior-year margins of 42%, based on the strength of strong retail demand in Mexico. Margins on wholesale scrap jewelry sales reflected increasing gold prices, as they were 35% for the third quarter compared to prior-year margins of 33%.
  Pawn receivables, which yield future service fees and inventories, increased by 21% year-over-year. Growth of pawn receivables in Mexico was particularly strong at 39% above the prior year.
  Inventory turns reflected the merchandise sales results, as they improved in the third quarter to a rate of 4.4 turns per year, compared to 4.1 turns in the prior year.
  Over 96% of the Company's $75 million in customer receivables are pawn loans, which are fully collateralized. For the other credit products, which are comprised of short-term loans and credit services transactions, credit losses were reduced to 30% of related revenue in the third quarter, compared to 31% in the prior-year. Credit losses declined over the trailing twelve months to 25% of related revenue, compared to 27% in the comparable prior-year period.
  The Company's return on equity for the trailing twelve months was 21%, while its return on assets was 17%. This compares to returns of 22% and 15%, respectively, in the prior-year period. On a year-over-year basis, total equity increased by 33% and total assets increased by 9%.

New Store Openings

  A total of 25 stores were added during the third quarter and year-to-date, the Company has added 51 stores.
  The third quarter openings included 20 new pawn stores located in Mexico. The majority of the new locations were in expansion markets in central Mexico, including Mexico City, the surrounding State of Mexico and Veracruz.
  Five U.S. pawn stores were added in July 2010 through previously announced acquisition activity.
  As of September 30, 2010, the Company has 594 total store locations, of which 470 are pawn stores.

Financial Position & Liquidity

  Earnings before interest, taxes, depreciation and amortization ("EBITDA") from continuing operations totaled $88 million for the trailing twelve months ended September 30, 2010, an increase of 22% over the comparable prior-year period. The EBITDA margin was 21% for the current and prior-year periods. A detailed reconciliation of EBITDA and free cash flow, both non-GAAP financial measures, is provided elsewhere in this release.
  Free cash flow for the trailing twelve months was $55 million, an increase of 27%, compared to $43 million in the prior year. Cash balances increased to $33 million at September 30, 2010, compared to $19 million at the same point last year.
  During the third quarter, the Company utilized current-year cash flows to fund $5.7 million in acquisition activity, $5.5 million for new stores and $7.2 million for debt reduction.
  As of September 30, 2010, the Company had no amounts drawn on its $25 million unsecured revolving credit facility and only $2 million of other interest-bearing debt is currently outstanding. Total outstanding debt has been reduced by $52 million over the past twelve months.
  As of September 30, 2010, the ratio of total liabilities to stockholders' equity was 0.2 to 1, compared to 0.4 to 1 at September 30, 2009. The current ratio was 4.9 to 1 at September 30, 2010.

2010 Outlook

  The Company is increasing its fiscal 2010 guidance for earnings per share from continuing operations to a range of $1.70 to $1.72 per share, which represents 25% to 26% growth over 2009 earnings of $1.36.  The previous guidance was $1.58 to $1.62 per share.
  The majority of 2010 revenue will be derived from pawn operations, with only 12% to 13% of revenue expected to be from U.S. short-term loan and credit services operations.
  The Company remains on target to add 65 to 75 new stores in 2010, the majority of which will be in Mexico. All of the anticipated 2010 store additions will be pawn stores.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's third quarter 2010 results, "We are extremely pleased with the record third quarter results, as our core pawn operations continue to reflect significant strength and growth momentum. As a result of the outstanding year-to-date results and our forecast for the remainder of 2010, we are increasing our full-year earnings guidance to a range which projects year-over-year earnings growth of 25%-26%."

The third quarter net income growth of 39% was driven by a combination of revenue growth and expanding margins. Mr. Wessel noted, "Our pawn fees continue to grow at an impressive rate, while increases in merchandise sales and related margins were strong as well. The growth in pawn receivables, highlighted by a 39% increase in Mexico, provides good visibility for future revenue and earnings growth. In short, the current operating environment for our pawn stores is robust, given increasing consumer demand for micro-finance and deep-value retail products in both the United States and Mexico."

The Company continues to execute on its growth strategy in Mexico through new store openings and maturation of the large existing store base. The total store count in Mexico now stands at 374 locations, which represents 63% of the Company's consolidated total. According to Mr. Wessel, "First Cash has a significant competitive advantage in Mexico where we are the largest operator of full-service pawn stores. The 322 large format stores we have in Mexico allow us to lend on a broader array of products, including many popular consumer electronic items, appliances and power tools. In addition, the size of the stores and their prominent locations attract heavy retail traffic. We have opened a total of 46 stores in Mexico this year, which as a group are ramping to profitability at or above our historical averages."

In the U.S., First Cash is again beginning to grow its pawn store base. The Company added five large format U.S. pawn stores by acquisition in the third quarter and expects to add at least five stores in the fourth quarter, primarily through new store openings in existing Texas markets. During the third quarter, the Company also expanded and converted two of its short-term loan stores in the Texas market into large format pawn stores and expects to convert additional stores to the larger format over time.

The strength of the Company's cash flows and balance sheet are also at record levels. All of the store openings, acquisitions and receivables growth are being funded from current-year operating cash flows. There are no amounts outstanding on the Company's $25 million unsecured credit facility and net investable cash balances have increased to almost $20 million over the past twelve months. The balance sheet is comprised primarily of tangible assets; over the past year the tangible net worth of the Company has increased by 46%.

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and long-term earnings growth.  Our business model has proven to be recession-resistant and demand for our credit and retail products continues to grow in both the U.S. and Mexico. We have taken significant steps to diversify and reduce the Company's exposure to regulatory risks and our focus on the collateralized pawn lending model limits our credit risk. We believe that strong cash flows will continue to support growth through our robust store expansion strategy. In addition, the strength of the balance sheet provides tremendous strategic flexibility and will allow us to generate potential additional returns for our shareholders. We are excited about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2009 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 470 pawn stores make small loans secured by pledged personal property and retail a wide variety of jewelry, electronics, tools and other merchandise. The Company's short-term loan locations provide various combinations of financial services products, including short-term loans, check cashing, and credit services. In total, the Company owns and operates 594 stores in eight U.S. states and 20 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at  http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended September 30, 2010:

	Pawn Locations
	Large Format	Small Format	Short-Term
	Pawn	Pawn	Loan	Total
	Locations (1)	Locations (2)	Locations	Locations
United States:
Total locations, beginning of period	97	26	93	216
New locations opened or acquired	5	--	--	5
Stores converted to large format pawn	2	(2)	--	--
Locations closed or consolidated	--	--	(1)	(1)
Total locations, end of period	104	24	92	220

Mexico:
Total locations, beginning of period	305	17	32	354
New locations opened or acquired	17	3	--	20
Total locations, end of period	322	20	32	374

Total:
Total locations, beginning of period	402	43	125	570
New locations opened or acquired	22	3	--	25
Stores converted to large format pawn	2	(2)	--	--
Locations closed or consolidated	--	--	(1)	(1)
Total locations, end of period	426	44	124	594

The following table details store openings and closings for the nine months ended September 30, 2010:

	Pawn Locations
	Large Format	Small Format	Short-Term
	Pawn	Pawn	Loan	Total
	Locations (1)	Locations (2)	Locations	Locations
United States:
Total locations, beginning of period	97	26	94	217
New locations opened or acquired	5	--	--	5
Stores converted to large format pawn	2	(2)	--	--
Locations closed or consolidated	--	--	(2)	(2)
Total locations, end of period	104	24	92	220

Mexico:
Total locations, beginning of period	286	11	32	329
New locations opened or acquired	36	10	--	46
Locations closed or consolidated	--	(1)	--	(1)
Total locations, end of period	322	20	32	374

Total:
Total locations, beginning of period	383	37	126	546
New locations opened or acquired	41	10	--	51
Stores converted to large format pawn	2	(2)	--	--
Locations closed or consolidated	--	(1)	(2)	(3)
Total locations, end of period	426	44	124	594
(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, tools and jewelry. At September 30, 2010, 64 of the U.S. large format pawn stores also offered short-term loans or credit services.
(2) The smaller format locations typically have limited or no retail operations and accept only jewelry and small electronic items as pawn collateral. At September 30, 2010, all of the U.S. and Mexico small format pawn stores also offered short-term loans or credit services.

First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the United States.

Discontinued Operation

In September 2010, the Company discontinued its internet-based credit services product offered in Maryland due to a change in state law which significantly restricts the offering of such products. As a result, earnings from continuing operations have been reclassified to exclude the Maryland credit services results in 2010 and comparative prior-year periods. Earnings per share from these discontinued operations were $0.01 per share for the third quarter and $0.02 year-to-date. Fiscal year 2009 earnings per share from the discontinued Maryland operations were $0.01 per share for the third quarter, $0.02 year-to-date and $0.03 for the full year. The following table compares previously reported diluted net earnings per share to adjusted diluted earnings per share reflecting the Maryland credit services business as a discontinued operation:

	Quarter Ended				Year Ended	Quarter Ended
	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010
Diluted per share amounts:	Unaudited					Unaudited
As previously reported
Continuing operations	$0.31	$0.30	$0.34	$0.44	$1.39	$0.36	$0.36	N/A
Discontinued operations (1)	0.07	0.08	0.05	0.05	0.26	0.03	0.02	N/A
Total	$0.38	$0.38	$0.39	$0.49	$1.65	$0.39	$0.38	N/A

As adjusted
Continuing operations	$0.30	$0.30	$0.33	$0.43	$1.36	$0.35	$0.35	$0.45
Discontinued operations (2)	0.08	0.08	0.06	0.06	0.29	0.04	0.03	0.01
Total	$0.38	$0.38	$0.39	$0.49	$1.65	$0.39	$0.38	$0.46

(1) Reflects previously reported discontinued operations from Auto Master and the West Coast, Michigan and certain Texas short-term loan/credit services stores.
(2) Reflects Maryland internet-based credit services product as a discontinued operation combined with previously reported discontinued operations from Auto Master and the West Coast, Michigan and certain Texas short-term loan/credit services stores.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Revenue:
Pawn merchandise sales	$ 65,937	$ 56,058	$ 186,309	$ 156,121
Pawn service fees	26,378	21,791	72,718	58,239
Short-term loan and credit services fees	15,614	13,494	41,603	37,362
Other	253	300	878	990
	108,182	91,643	301,508	252,712
Cost of revenue:
Cost of goods sold	38,993	34,297	112,543	92,803
Short-term loan and credit services loss provision	4,737	4,198	10,287	9,501
Other	39	45	121	127
	43,769	38,540	122,951	102,431
Net revenue	64,413	53,103	178,557	150,281

Expenses and other income:
Store operating expenses	29,952	25,306	85,563	73,073
Administrative expenses	10,296	9,059	29,224	24,742
Depreciation and amortization	2,518	2,534	7,629	7,390
Interest expense	74	174	347	602
Interest income	(22)	(3)	(45)	(60)
	42,818	37,070	122,718	105,747

Income from continuing operations before income taxes	21,595	16,033	55,839	44,534

Provision for income taxes	7,639	5,957	20,159	16,453
Income from continuing operations	13,956	10,076	35,680	28,081

Income from discontinued operations, net of tax	281	1,898	2,422	6,686
Net income	$ 14,237	$ 11,974	$ 38,102	$ 34,767

Basic income per share:
Income from continuing operations	$ 0.46	$ 0.34	$ 1.18	$ 0.95
Income from discontinued operations	0.01	0.06	0.09	0.23
Net income per basic share	$ 0.47	$ 0.40	$ 1.27	$ 1.18

Diluted income per share:
Income from continuing operations	$ 0.45	$ 0.33	$ 1.16	$ 0.93
Income from discontinued operations	0.01	0.06	0.07	0.22
Net income per diluted share	$ 0.46	$ 0.39	$ 1.23	$ 1.15

Weighted average shares outstanding:
Basic	30,253	29,801	30,118	29,466
Diluted	31,041	30,322	30,855	30,115

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2010	2009	2009
	(in thousands)
ASSETS

Cash and cash equivalents	$ 32,694	$ 18,552	$ 26,777
Service fees receivable	10,936	8,754	8,185
Pawn receivables	72,012	59,585	53,719
Short-term loan receivables, net of allowance	2,947	3,086	3,076
Inventories	44,018	38,410	34,437
Other	6,110	13,768	10,392
Total current assets	168,717	142,155	136,586

Property and equipment, net	55,653	45,787	47,980
Goodwill and intangible assets, net	76,957	69,557	70,252
Other	1,742	21,037	1,467
Total assets	$ 303,069	$ 278,536	$ 256,285

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 458	$ 4,655	$ 4,111
Revolving credit facility	--	43,000	--
Accounts payable and accrued liabilities	27,327	19,295	19,984
Income taxes payable and deferred tax liabilities	6,617	9,030	10,958
Other	--	562	238
Total current liabilities	34,402	76,542	35,291

Notes payable, net of current portion	1,505	5,919	5,265
Deferred tax liabilities	6,822	999	3,290
Total liabilities	42,729	83,460	43,846

Stockholders' equity	260,340	195,076	212,439
Total liabilities and stockholders' equity	$ 303,069	$ 278,536	$ 256,285

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2010, as compared to the three months ended September 30, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended September 30,
	2010	2009	Increase/(Decrease)		Increase/(Decrease) Constant Currency Basis
Domestic revenue:
Pawn retail merchandise sales	$ 17,199	$ 15,766	$ 1,433	9%	9%
Pawn scrap jewelry sales	10,891	8,971	1,920	21%	21%
Pawn service fees	11,022	10,074	948	9%	9%
Short-term loan and credit services fees	14,444	12,464	1,980	16%	16%
Other	252	269	(17)	(6)%	(6)%
	53,808	47,544	6,264	13%	13%

Foreign revenue:
Pawn retail merchandise sales	28,135	20,590	7,545	37%	32%
Pawn scrap jewelry sales	9,712	10,731	(1,019)	(9)%	(9)%
Pawn service fees	15,356	11,717	3,639	31%	26%
Short-term loan fees	1,170	1,030	140	14%	10%
Other	1	31	(30)	(97)%	(97)%
	54,374	44,099	10,275	23%	20%

Total revenue:
Pawn retail merchandise sales	45,334	36,356	8,978	25%	22%
Pawn scrap jewelry sales	20,603	19,702	901	5%	5%
Pawn service fees	26,378	21,791	4,587	21%	19%
Short-term loan and credit services fees	15,614	13,494	2,120	16%	15%
Other	253	300	(47)	(16)%	(16)%
	$ 108,182	$ 91,643	$ 16,539	18%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Nine Months Ended September 30,
	2010	2009	Increase/ (Decrease)		Increase/(Decrease) Constant Currency Basis
Domestic revenue:
Pawn retail merchandise sales	$ 51,037	$ 47,839	$ 3,198	7%	7%
Pawn scrap jewelry sales	29,296	22,289	7,007	31%	31%
Pawn service fees	31,596	27,239	4,357	16%	16%
Short-term loan and credit services fees	38,238	34,645	3,593	10%	10%
Other	866	941	(75)	(8)%	(8)%
	151,033	132,953	18,080	14%	14%

Foreign revenue:
Pawn retail merchandise sales	76,811	56,266	20,545	37%	27%
Pawn scrap jewelry sales	29,165	29,727	(562)	(2)%	(2)%
Pawn service fees	41,122	31,000	10,122	33%	23%
Short-term loan fees	3,365	2,717	648	24%	15%
Other	12	49	(37)	(76)%	(77)%
	150,475	119,759	30,716	26%	19%

Total revenue:
Pawn retail merchandise sales	127,848	104,105	23,743	23%	18%
Pawn scrap jewelry sales	58,461	52,016	6,445	12%	12%
Pawn service fees	72,718	58,239	14,479	25%	20%
Short-term loan and credit services fees	41,603	37,362	4,241	11%	11%
Other	878	990	(112)	(11)%	(11)%
	$ 301,508	$ 252,712	$ 48,796	19%	16%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details pawn receivables, short-term loan receivables, active CSO loans outstanding from an independent third-party lender and inventories as of September 30, 2010, as compared to September 30, 2009 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at September 30,
	2010	2009	Increase/(Decrease)		Increase/(Decrease) Constant Currency Basis
Domestic customer receivables:
Pawn receivables	$ 32,665	$ 31,237	$ 1,428	5%	5%
Short-term loan receivables, net of allowance	1,942	2,150	(208)	(10)%	(10)%
CSO short-term loans held by independent third-party (1)	12,446	10,905	1,541	14%	14%
	47,053	44,292	2,761	6%	6%

Foreign customer receivables:
Pawn receivables	39,347	28,348	10,999	39%	28%
Short-term loan receivables, net of allowance	1,005	936	69	7%	(1)%
	40,352	29,284	11,068	38%	27%

Total customer receivables:
Pawn receivables	72,012	59,585	12,427	21%	16%
Short-term loan receivables, net of allowance	2,947	3,086	(139)	(5)%	(7)%
CSO short-term loans held by independent third-party (1)	12,446	10,905	1,541	14%	14%
	$ 87,405	$ 73,576	$ 13,829	19%	15%

Pawn inventories:
Domestic pawn inventories	$ 17,527	$ 19,455	$ (1,928)	(10)%	(10)%
Foreign pawn inventories	26,491	18,955	7,536	40%	29%
	$ 44,018	$ 38,410	$ 5,608	15%	9%
(1) CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's condensed consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands):

	Trailing Twelve Months Ended September 30,
	2010	2009
Cash flow from operating activities	$ 85,747	$ 75,296
Cash flow from investing activities:
Pawn and short-term loan receivables	(13,157)	(17,033)
Purchases of property and equipment	(17,767)	(15,248)
Free cash flow	$ 54,823	$ 43,015

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

EBITDA

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (unaudited, in thousands):

	Trailing Twelve Months Ended September 30,
	2010	2009

Income from continuing operations	$ 48,755	$ 38,384
Adjustments:
Income taxes	28,294	22,723
Depreciation and amortization	10,306	9,912
Interest expense	510	887
Interest income	(52)	(76)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$ 87,813	$ 71,830

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 411,854	$ 340,428
Earnings from continuing operations before interest, taxes, depreciation and amortization	87,813	71,830
EBITDA as a percent of revenue	21%	21%

Constant Currency Results

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (September 30, 2009) of 13.5 to 1 was used, compared to the current end of period (September 30, 2010) exchange rate of 12.5 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended September 30, 2009 was 13.3 to 1, compared to the current quarter rate of 12.8 to 1. The average exchange rate for the prior-year nine-month period ended September 30, 2009 was 13.7 to 1, compared to the current year-to-date rate of 12.7 to 1.

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com